Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

Lightstone Value Plus Real Estate Investment Trust III, Inc. and Subsidiary

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Lightstone Value Plus Real Estate Investment Trust III, Inc. on Form S-11 to be filed on or about April 14, 2014 of our report dated April 14, 2014, on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for the year ended December 31, 2013 and the period October 5, 2012 (date of inception) through December 31, 2012. We also consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement on Form S-11.

/s/ Eisner Amper LLP

Iselin, New Jersey

April 14, 2014